Exhibit 10.18

借 款 承 諾 書

Loan Agreement

甲方(Party A)：Mengxin Industrial Co., Ltd. (“Mengxin”)

乙方(Party B)：耀德國際育樂股份有限公司

Yao-Teh International Recreation Co., Ltd.(“ Yao-Teh”)

甲乙雙方自106年元月開始洽談借款事宜，經雙方屢次洽商後，而於106年5月26日才確定如下借款條件。

Whereas, Party A and Party B began to negotiate a loan arrangement between them since January 2017.

Whereas, on May 26, 2017, the parties reached an agreement on the primary terms of the loan and executed the said loan agreement (the “Mengxin Loan Agreement”) on the date stated on the signature page (the “Execution Date”), which are set forth below:

甲方同意借款予耀德國際育樂股份有限公司，以耀德國際育樂股份有限公司名下位於苗栗皇家鄉村俱樂部土地作為擔保，以中華民國102年6月18日估價報告，報價價值共計5,614,493,998新台幣所估價之全部範圍（106年5月資產市場價值已增為80億新台幣），予以進行借款上限12億新台幣借款擔保（其借款金額僅佔總市值之百分之15），借款條件如下：

Party A agrees to provide a line of credit of up to 1.2 billion New Taiwanese Dollars to Party B, which shall be secured by the land of Royal Country Club (the “Real Estate”), a golf club located in the Miao Li County, Taiwan. The Real Estate was evaluated at a price of 5,614,493,998 New Taiwan Dollar in accordance with an appraisal report issued on June 18, 2013. As of May 2017, the market value of the Real Estate was 8 billion New Taiwanese Dollars, of which the Maximum Amount of the line of credit accounts for approximately 15%.

一、	此文件有效期為3年，於簽約日起屆滿3年，若乙方並未向甲方申請借款

撥款時，甲方將沒收乙方之金額100萬之抵押支票。若欲延續本合約有效

期3年之效力時，須再開立面額為100萬之抵押支票作為合作擔保。

I. The term of this Mengxin Loan Agreement is three (3) years commencing from the Execution Date. If Party B does not apply for any credit from Party A, Party A will deposit the check in the amount of 1 million New Taiwanese Dollars which Party B gives to Party A as consideration for Party A making available such line of credit. If Party B extends the Mengxin Loan Agreement, Party B shall tender another check in the amount of 1 million New Taiwanese Dollars as collateral for the said extension.

二、	借款利息為每年4.5%

II. The loan bears an interest rate of 4.5% per annum.

三、	借款第一年僅支付利息，第二年開始歸還本金加利息，分為四年進行攤還，

借款期限為五年，乙方可提前還款，而甲方於收到返款後，利息即終止計算，

甲方收到乙方撥款的請求通知後，於5天內將該款項匯入乙方之帳戶。

III. Party B shall repay only the interest incurred on the loan in the first year from the occurrence of such loan under this Agreement. Starting from the second year, Party B shall repay the accrued but unpaid interest and the outstanding balance of the loan by installments in four years. As a result, Party B has five years from the occurrence of the loan to pay off the outstanding balance of the loan and accrued interest. Party B can repay the loan in advance of the said installment schedule. , After all the outstanding balance of the loan and accrued interest is paid off to Party A, Party A shall stop accruing the interest. Party A shall, within 5 days upon receiving notice of the loan request from Party B, transfer the loan in an amount as requested to Party B 's designated bank account.

四、	該上限借款12億可分期分批借貸，視乙方需要而定。
IV.	The maximum amount of the line of credit is 1.2 billion New Taiwanese Dollars, up to which amount Party B can request multiple loans in accordance with its needs.

五、	保密條款
V.	Confidentiality

雙方對彼此之相關情況即資料，應盡保密義務及善良管理人責任，但若事先

徵得雙方書面同意則不在此限。

Unless with a written consent from the other party, each party shall keep this Agreement confidential and protect the information stated herein as a reasonable person in a management position.

立約人(Parties)：

甲方(Party A)：Mengxin Industrial Co., Ltd.

代表人(Representative)：Jin-Feng Wang

统一编号 (License Number)：96887456

乙方(Party B)：耀德國際育樂股份有限公司(Yao-Teh International Recreation Co., Ltd.)

代表人(Representative)：Fun-Ming Lo

统一编号(License Number)：22954579

中   華   民   國   106   年  6 月  9 日

Republic of China 2017/06/09